EXHIBIT 8


                              VOTING AGREEMENT


           THIS AGREEMENT made as of the 12th day of June, 1998.

 BY AND AMONG:

                  GARTH H. DRABINSKY,
                  of the City of Toronto in the
                  Province of Ontario

                  (hereinafter referred to as "Drabinsky"),

                                      OF THE FIRST PART

                                  - and -

                  MYRON I. GOTTLIEB,
                  of the City of Toronto in the
                  Province of Ontario

                  (hereinafter referred to as "Gottlieb"),

                                      OF THE SECOND PART

                                  - and -

                  ROY L. FURMAN,
                  of the City of New York in the
                  State of New York

                  (hereinafter referred to as "Furman"),

                                      OF THE THIRD PART

                                  - and -

                  DAVID R. MAISEL,
                  of the City of Beverly Hills in the
                  State of California

                  (hereinafter referred to as "Maisel" and together with Drabinsky, Gottlieb and Furman, as the "Shareholders"),

                                      OF THE FOURTH PART

                                  - and -

                  LYNX VENTURES L.P.,
                  a limited partnership existing under the laws of the State of Delaware

                  (hereinafter referred to as the "Investor"),

                                      OF THE FIFTH PART.


           WHEREAS the Shareholders have purchased, or have rights to purchase, shares of common stock, no par value (the "Common Shares"), of Livent Inc. (the "Corporation");

           WHEREAS the Shareholders, the Investor, the Corporation and Montreal Trust Company of Canada, as depositary (the "Depositary"), have entered into a Voting Trust Agreement, dated as of the date hereof (the "Voting Trust Agreement"), pursuant to which each of the Shareholders have agreed to deposit all of the Common Shares beneficially owned by him which are free and clear of any encumbrances with the Depositary to allow such securities to be voted by the Investor, in its capacity as Voting Trustee (as defined therein), pursuant to the terms thereof;

           WHEREAS the Shareholders and the Investor have each agreed to enter into a voting agreement pursuant to which the Investor shall be authorized to vote all Common Shares or voting securities beneficially owned by the Shareholders which are not subject to the Voting Trust Agreement on all matters presented to shareholders of the Corporation for a vote; and

           WHEREAS the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Investment Agreement, dated as of April 13, 1998 (the "Investment Agreement"), between the Corporation and the Investor.

           NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties, intending to be legally bound, hereby agree as follows:

 1. SUBJECT SHARES. Each of the Shareholders hereby agree that all Common Shares and other voting securities beneficially owned by him as of the date hereof or that become beneficially owned by him hereafter, which are not subject to the Voting Trust Agreement (the "Subject Shares"), shall be subject to the terms and provisions of this Agreement. Each of the Shareholders, with respect to the Common Shares indicated opposite such Shareholder's name in Schedule A annexed hereto, does hereby represent and warrant that such shares represent all of the Common Shares and other voting securities in the Corporation beneficially owned by him as of the date hereof which are not subject to the Voting Trust Agreement. Each Shareholder hereby agrees to provide prompt notice to the Investor in the event of a change in the number of Subject Shares beneficially owned by such Shareholder.

 2. PROXY AUTHORITY. Each Shareholder shall take all such action as shall be required in order to appoint the Investor as its duly authorized proxy holder for all of the Subject Shares beneficially owned by such Shareholder. Such appointment shall provide the Investor with full authority to vote all of the Subject Shares beneficially owned by such Shareholder, on all matters presented to the shareholders of the Corporation for a vote, as the Investor, in its sole discretion shall deem appropriate. Such appointment shall be renewed as appropriate by the Shareholders during the term of this Agreement in order to ensure that the Investor remains the duly authorized proxy holder of such Shareholder at all times during the term of this Agreement. Each Shareholder hereby represents and warrants, with respect to the Subject Shares beneficially owned by him, that no proxies have been granted by such Shareholder with respect to any of the Subject Shares that remain in effect as of the date hereof and hereby covenants that, for so long as this Agreement remains in full force and effect, no proxy shall be granted to a third party with respect to any of the Subject Shares beneficially owned by such Shareholder without the prior written consent of the Investor.

 3. VOTE AS DIRECTED. In the event that for any reason a Shareholder is not able to grant the Investor the requisite authority necessary for the Investor to vote the Subject Shares beneficially owned by such Shareholder in accordance with the provisions of Section 2 on or before the date on which the vote of the shareholders of the Corporation must be cast, such Shareholder shall cause all such Subject Shares beneficially owned by him to be voted on such matter in accordance with any instructions it receives from the Investor.

 4. TEMPORARY RELEASE OF VOTING AUTHORITY. The Investor may, in its sole discretion and upon written notice to the Shareholder, irrevocably relinquish its right to vote the Subject Shares identified in such notice (the "Exempt Shares") for the period of time (the "Exemption Period") set forth therein. Upon receipt of such notice, the Shareholder shall be entitled to revoke the proxy issued to the Investor pursuant to Section 2 with respect to the Exempt Shares and vote all such shares during the Exemption Period in such Shareholder's sole discretion. The Shareholder, unless otherwise directed by the Investor, shall take all such action as shall be necessary to reestablish the Investor's right to vote the Exempt Shares in accordance with the terms of this Agreement, upon termination of the Exemption Period.

 5.   TERM AND TERMINATION OF VOTING AGREEMENT.

      (a) This Agreement shall become effective as of the Closing Date (as such term is defined under the Investment Agreement) and shall remain in full force and effect, unless otherwise terminated in accordance with the terms of this Agreement, from the Closing Date through to the date which is twenty one (21) years after the death of the last living Shareholder.

      (b) This Agreement shall automatically terminate if at any time following the Closing Date the Investor and its affiliates beneficially own less than the Share Limit (as defined below). As used herein, the term "Share Limit" shall mean initially 500,000 Common Shares and shall be appropriately adjusted from time to time to take into account dilutive effects resulting from changes in the number of shares of common stock outstanding subsequent to the Closing Date, whether by recapitalization, declaration of a stock split, payment of a stock dividend or otherwise.

 6.   ALLOCATION OF VOTING RIGHTS.

      (a) The Investor will in no event have the right to cast votes with respect to Non-Investor Shares to the extent that the sum of the number of votes the Investor has a right to vote with respect to (i) Investor Shares and (ii) Non-Investor Shares exceeds 50% of the total number of votes which can be cast by all Voting Securities. For purposes of this provision, this restriction shall apply first to the Investor's right to vote Common Shares attributable to Outstanding Options held by the Shareholders pursuant to this Agreement and the Voting Trust Agreement on a pro rata basis and then to any Common Shares (other than Investor Shares) held by the Shareholders on a pro rata basis.

      (b) To the extent that the Investor is precluded from exercising voting rights with respect to Common Shares outstanding pursuant to Section 6(a), voting rights with respect to such Common Shares outstanding (the "Additional Voting Rights") shall be allocated to Maisel provided that Maisel shall not have a right to cast votes that would cause such Additional Voting Rights, when aggregated with any other voting rights owned by Maisel, to equal or exceed 10% of the total number of votes which can be cast by all Voting Securities (assuming for such purposes that all Outstanding Options are converted to Common Shares if Maisel would have the right to vote such Common Shares), in which case another party designated by the parties to this Agreement shall have the right to cast the Additional Voting Rights.

      (c) Maisel shall be entitled to exercise the Additional Voting Rights on all matters presented to the shareholders of the Corporation for voting in his sole discretion. Further, Maisel shall be permitted to designate a substitute party to exercise the Additional Voting Rights, provided that the Investor consents and such consent is consistent with the terms of the Boston Agreement.

      (d) The provisions of this Section 6 shall expire if the sum of the Investor Shares and the Boston Shares exceeds more than 50% of all outstanding Voting Securities or the Corporation otherwise becomes a controlled foreign corporation ("CFC") for U.S. federal income tax purposes.

      (e) Each of the parties hereto covenants and agrees to cooperate with each other with respect to compliance with the provisions of this Section 6 and to report to each other any information affecting such compliance. Further, each of the parties hereto hereby covenants and agrees to implement a strategy to prevent the voting rights of any person other than Investor to equal or exceed 10% of the total number of votes which can be cast by all Voting Securities (assuming for such purposes that all Outstanding Options are converted to Common Shares if such person would have the right to vote such Common Shares).

      (f) For purposes of this Section 6 only, the term "Voting Securities" means all Common Shares and any other voting securities of the Corporation.

      (g) For purposes of this Section 6 only, the term "Outstanding Options" means all outstanding options, warrants and convertible debentures of the Corporation that may be converted to Common Shares.

      (h) For purposes of this Section 6 only, the term "Investor Shares" means all Voting Securities owned by the Investor directly, indirectly, or by attribution, assuming for such purposes that all Outstanding Options are converted to Common Shares if such Common Shares would be considered to be Investor Shares pursuant to this provision.

      (i) For purposes of this Section 6 only, the term "Non-Investor Shares" means all Voting Securities other than Investor Shares that Investor has a right to vote pursuant to this Agreement, the Voting Trust Agreement, the Boston Agreement or otherwise, assuming for such purposes that all Outstanding Options are converted to Common Shares if such Common Shares would be considered to be Non-Investor Shares pursuant to this provision.

      (j) For purposes of this Section 6 only, the term "Boston Agreement" means the Voting, Right of First Offer and Waiver Agreement, dated as of June __, 1998, among the Investor, Thomas H. Lee Equity Partners, L.P. ("THL"), and THL-CCI Limited Partnership ("THL-CCI").

      (k) For purposes of this Section 6 only, the term "Boston Shares" means all Voting Securities owned by THL and THL-CCI directly, indirectly, or by attribution, assuming for such purposes that all Outstanding Options are converted to Common Shares if such Common Shares would be considered to be Boston Shares pursuant to this provision.

 7. CHANGE OF COMMON SHARES. The parties hereto agree that the provisions of this Agreement relating to the Subject Shares shall apply, mutatis mutandis, to any shares or securities into which such Subject Shares may be converted, changed, reclassified redivided, redisignated, subdivided or consolidated, to any shares or securities which are received by the Shareholder as a stock dividend or distribution payable in shares or securities of the Corporation which entitle the holder thereof to vote at any meeting of the shareholders of the Corporation and to any shares or securities of the Corporation or of any successor or continuing company or corporation to the Corporation which may be received by the Shareholder on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

 8.   AMENDMENTS.   This Agreement may be amended only with the written
 approval of each of the parties hereto.

 9. WARRANTY. Each of the parties hereto represents, warrants and agrees that he is free to enter into this Agreement and is not subject to any obligations or agreements which will or might prevent or interfere with the performance of his obligations hereunder. Each of the parties hereto further represents and warrants and acknowledges and agrees that he has had the opportunity to seek, and was not prevented or discouraged from seeking, independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue duress or pressure and agrees that this failure to obtain legal advice shall not be used by him as a defense as to the enforcement of his obligations under this Agreement.

 10. NOTICE. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if personally delivered or sent by United States or Canadian mails or by telegram or telex confirmed by letter, or by facsimile transmission, receipt confirmed, to the address set forth below:

           (i)  in the case of Drabinsky:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:  Garth H. Drabinsky

           (ii) in the case of Gottlieb:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:  Myron I. Gottlieb

          (iii) in the case of Furman:

                c/o Schulte, Roth & Zabel
                900 Third Avenue
                New York, NY 10022
                U.S.A.
                Fax No.:  (212) 593-5955

                Attention:  Burton Lehman

           (iv) in the case of Maisel:

                Lynx Ventures L.P.
                9465 Wilshire Boulevard
                Suite 510
                Beverly Hills, CA  90212
                U.S.A.
                Fax No.:  (310) 271-8860

                Attention:  David R. Maisel

           (v)  in the case of the Investor:

                Lynx Ventures L.P.
                c/o Dreyer, Edmonds & Associates
                355 South Grand Avenue
                Suite 4150
                Los Angeles, CA  90071
                U.S.A.
                Fax No.:  (213) 617-1806

                Attention:  Michael Dreyer

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, NY  10022-3897
                U.S.A.
                Fax No.:  (212)  735-2000

                Attention:  Eric L. Cochran

                with a courtesy copy to:

                Munger, Tolles & Olson
                355 South Grand Avenue
                Los Angeles, CA  90071-1560
                U.S.A.

                Fax No.: (213) 687-3702

                Attention:  Robert L. Adler


 All notices requiring timely attention shall be sent by facsimile transmission, telex or overnight mail. Any notice shall be deemed received, unless earlier received, (a) if sent by certified or registered mail, return receipt requested, when actually received, (b) if sent by overnight mail, on the next business day, (c) if sent by telegram or telex, on the date sent, and (d) if sent by facsimile transmission or delivered by hand, on the date of receipt. Any party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

 11. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE PROVINCE OF ONTARIO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

 12. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

 13. ASSIGNMENT. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto.

 14. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators, executors and legal personal representatives.

 15. NUMBER AND GENDER. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

 16. ENTIRE AGREEMENT. This Agreement, including Schedule A hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as provided herein. No amendment, waiver or termination of this Agreement shall be binding on a party hereto unless consented to in writing by such party.

 17.  TIME OF THE ESSENCE.  Time shall be the essence of this Agreement.

 18. FURTHER ASSURANCES. Each of the parties to this Agreement shall do all such acts and things and shall execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements as may be necessary or desirable to give effect to the provisions of and the intent of this Agreement.

 19. NO INCONSISTENT ARRANGEMENTS. Each of the parties hereby covenants and agrees that, except as expressly provided in this Agreement, it shall not take any action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

 20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when executed by a party hereto, shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

           IN WITNESS WHEREOF the parties hereto have hereunto set their corporate seals and hands and seals.

  /s/ Garth H. Drabinsky                 /s/ Myron I. Gottlieb
 __________________________              __________________________
 Garth H. Drabinsky                      Myron I. Gottlieb


 /s/ Roy L. Furman                       /s/ David R. Maisel
 __________________________              __________________________
 Roy L. Furman                           David R. Maisel


 LYNX VENTURES L.P.

 By: Lynx Ventures L.L.C.,
        its General Partner


 By  /s/ Michael S. Ovitz
     _____________________________
 Name:   Michael S. Ovitz
 Title:  Managing Member



                                 SCHEDULE A


 Shareholder                                  Common Shares

 Garth H. Drabinsky                             1,792,875
 Myron I. Gottlieb                              1,042,875
 Roy L. Furman                                  0
 David R. Maisel                                0